Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

News Release
January 29, 2013

First National Corporation Announces Fourth Quarter and Annual Profit

Strasburg, Virginia (January 29, 2013) --- First National Corporation (the “Company”) (OTCBB: FXNC), the parent company of First Bank (the “Bank”), announced today fourth quarter and annual profits, both significant improvements over the comparable periods of 2011.  Net income for the fourth quarter of 2012 totaled $966 thousand, compared to a net loss of $8.1 million for the same period in 2011. For the year ended December 31, 2012, net income totaled $2.8 million, which was a dramatic improvement compared to a net loss of $11.0 million for the same period in 2011.  After the effective dividend on preferred stock, net income available to common shareholders totaled $740 thousand or $0.15 per basic and diluted share for the fourth quarter of 2012, compared to a net loss available to common shareholders of $8.4 million or $2.82 per basic and diluted share for the same period of 2011.  For the year ended December 31, 2012, net income available to common shareholders totaled $1.9 million or $0.49 per basic and diluted share, compared to net loss available to common shareholders of $11.9 million or $4.01 per basic and diluted share for the same period of 2011.

Scott C. Harvard, President and CEO of the Company and the Bank commented, “We are pleased to report a profitable 2012, in what was clearly a turnaround year for our banking company. The year 2012 was a rebuilding year across all areas of the company and we met our goals of being profitable each quarter, raising capital to add financial strength, lowering non-performing asset levels, and focusing on our core strength of delivering exceptional customer service. We are pleased that through the hard work of our dedicated staff, we achieved these goals, and in the fourth quarter we grew the loan portfolio for the first time in over two years. As one of the few independent banks in our communities, we remain excited about the prospects for the future.”

Operating Highlights for 2012

•	Significant earnings improvement

•	Non-performing assets decreased 23% from prior year end

•	Raised $7.8 million of additional capital in June

•	Exited TARP program in August

•	Strengthened management with the addition of James Youngblood, Senior Lending Officer

•	Stable revenues

•	Provision for loan losses was $8.8 million lower

•	Allowance for loan losses totaled $13.1 million or 3.41% of total loans

•	Bank capital ratios continued to exceed well capitalized guidelines

Fourth Quarter Earnings

Net income was $9.1 million higher for the fourth quarter of 2012, compared to the same period one year ago.  Improved asset quality contributed to the $2.9 million decrease in the provision for loan losses, which totaled $100 thousand in the fourth quarter of 2012 compared to $3.0 million for the same period of 2011.  In addition, expenses related to OREO decreased $971 thousand to $669 thousand for the fourth quarter of 2012 compared to $1.6 million for the same period of 2011. Return on average assets was 0.73% and return on average equity was 8.57% for the fourth quarter of 2012, compared to -6.03% and
-73.99%, respectively, for the fourth quarter of 2011.

Net interest income totaled $4.7 million for the fourth quarter of 2012 compared to $5.1 million for the same period one year ago.  The net interest margin was 3.75% compared to 4.07% for the same period one year ago.  Noninterest income increased 6% to $1.6 million compared to the same period one year ago.   Revenues from gains on sales of loans and trust and investment advisory fees increased while service charges on deposit accounts and fees for other customer services decreased.

Noninterest expense decreased 19% to $5.1 million for the fourth quarter of 2012 compared to $6.3 million for the same period in 2011, primarily from reduced expenses related to OREO.  OREO related expenses totaled $669 thousand in the fourth quarter of 2012, a decline of 59%, compared to $1.6 million for the same period in 2011.

Asset Quality

Nonperforming assets decreased 23% to $14.0 million at December 31, 2012 compared to $18.2 million at December 31, 2011. The reduction was primarily attributable to non-accrual loans decreasing from $11.8 million at the end of the fourth quarter of 2011 to $8.4 million at the end of the fourth quarter of 2012. Other real estate owned decreased by $782 thousand to $5.6 million. Net charge-offs for the period decreased $7.4 million to $1.1 million compared to $8.5 million in the fourth quarter of 2011. The allowance for loan losses totaled $13.1 million or 3.41% of total loans at December 31, 2012.  This compared to an allowance for loan losses of $12.9 million, or 3.30% of total loans, at December 31, 2011.

Year-to-Date Performance

Net income was $13.8 million higher for the year ended December 31, 2012 compared to prior year. Improved asset quality contributed to the $8.8 million decrease in the provision for loan losses, which totaled $3.6 million in 2012 and $12.4 million in 2011.  In addition, expenses related to OREO decreased $1.6 million to $1.4 million for the year ended December 31, 2012 compared to $3.0 million for 2011. Return on average assets was 0.54% and return on average equity was 6.85% for 2012, compared to -1.96% and -22.46%, respectively, for 2011.

Net interest income was $19.3 million compared to $20.2 million for same period in 2011.  Noninterest income, excluding gains on sale of securities, increased 3% to $5.9 million compared to $5.7 million for the same period one year ago. Revenues from gains on sales of loans and trust and investment advisory fees increased while service charges on deposit accounts and ATM and check card income decreased.

Noninterest expense decreased 8% to $19.1 million compared to the same period in 2011, primarily from reduced expenses related to OREO.  OREO related expenses totaled $1.4 million for 2012, a decline of 53%, compared to $3.0 million for the same period in 2011.

Cautionary Statements

The Company notes to investors that past results of operations do not necessarily indicate future results.  Certain factors that affect the Company’s operations and business environment are subject to uncertainties that could in turn affect future results.  These factors are identified in the Annual Report on Form 10-K for the year ended December 31, 2011, which can be accessed from the Company’s website at www.fbvirginia.com, as filed with the Securities and Exchange Commission.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank. First Bank offers loan, deposit, trust and investment products and services from 10 office locations in the northern Shenandoah Valley region of Virginia, including Shenandoah County, Warren County, Frederick County and the City of Winchester.   First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
Income Statement	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Interest and dividend income
Interest and fees on loans	$5,061	$5,590	$21,062	$22,907
Interest on federal funds sold	-	5	12	18
Interest on deposits in banks	11	3	30	18
Interest and dividends on securities available for sale:
Taxable interest	434	534	1,976	2,152
Tax-exempt interest	47	118	275	483
Dividends	20	20	77	70
Total interest and dividend income	$5,573	$6,270	$23,432	$25,648

Interest expense
Interest on deposits	$833	$1,033	$3,707	$4,843
Interest on trust preferred capital notes	56	59	238	386
Interest on other borrowings	30	46	222	221
Total interest expense	$919	$1,138	$4,167	$5,450

Net interest income	$4,654	$5,132	$19,265	$20,198
Provision for loan losses	100	2,985	3,555	12,380
Net interest income after provision for loan losses	$4,554	$2,147	$15,710	$7,818

Noninterest income
Service charges on deposit accounts	$558	$611	$2,127	$2,237
ATM and check card fees	352	363	1,481	1,535
Trust and investment advisory fees	371	331	1,450	1,407
Fees for other customer services	107	138	390	369
Gains on sale of loans	71	37	214	131
Gains on sale of securities available for sale	-	18	1,285	59
Gains on sale of premises and equipment	-	-	2	-
Other operating income	130	3	225	61
Total noninterest income	$1,589	$1,501	$7,174	$5,799

Noninterest expense
Salaries and employee benefits	$2,402	$2,593	$9,557	$9,460
Occupancy	347	335	1,343	1,354
Equipment	301	299	1,208	1,272
Marketing	137	111	430	425
Stationery and supplies Legal and professional fees	74 227	69 223	308 968	323 969
ATM and check card fees	169	169	649	661
FDIC assessment	176	180	709	768
(Gains) losses on sale of other real estate owned, net	19	938	(278)	910
Provision for other real estate owned	657	455	1,252	1,558
Other real estate owned expense (income)	(7)	247	443	572
Other operating expense	582	665	2,490	2,471
Total noninterest expense	$5,084	$6,284	$19,079	$20,743

Income (loss) before income taxes	$1,059	$(2,636)	$3,805	$(7,126)
Income tax provision	93	5,497	982	3,835
Net income (loss)	$966	$(8,133)	$2,823	$(10,961)
Effective dividend and accretion on preferred stock	226	224	903	894
Net income (loss) available to common shareholders	$740	$(8,357)	$1,920	$(11,855)

Common Share and Per Common Share Data
Net income (loss), basic and diluted	$0.15	$(2.82)	$0.49	$(4.01)
Shares outstanding at period end	4,901,464	2,955,649	4,901,464	2,955,649
Weighted average shares, basic and diluted	4,901,464	2,955,649	3,944,506	2,953,344
Book value at period end	$6.22	$7.72	$6.22	$7.72
Cash dividends	$-	$-	$-	$0.20

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited) For the Three Months Ended		(unaudited) For the Year Ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Key Performance Ratios
Return on average assets	0.73%	(6.03%)	0.54%	(1.96%)
Return on average equity	8.57%	(73.99%)	6.85%	(22.46%)
Net interest margin	3.75%	4.07%	3.89%	3.98%
Efficiency ratio (1)	69.96%	76.49%	71.41%	69.66%

Average Balances
Average assets	$524,408	$535,358	$527,258	$544,338
Average earning assets	500,075	507,340	500,895	514,688
Average shareholders’ equity	44,827	43,612	41,203	47,416

Asset Quality
Loan charge-offs	$1,210	$8,652	$3,793	$15,789
Loan recoveries	136	103	376	310
Net charge-offs	1,074	8,549	3,417	15,479
Non-accrual loans	8,393	11,841	8,393	11,841
Other real estate owned, net	5,592	6,374	5,592	6,374
Nonperforming assets	13,985	18,215	13,985	18,215
Loans over 90 days past due, still accruing	228	459	228	459
Troubled debt restructurings (accruing)	1,570	4,775	1,570	4,775
Special mention loans	26,614	31,300	26,614	31,300
Substandard loans (accruing)	44,620	45,023	44,620	45,032
Doubtful loans	-	3,922	-	3,922

	12/31/2012	12/31/2011
Capital Ratios
Tier 1 capital	$54,920	$45,231
Total capital	59,898	50,359
Total capital to risk-weighted assets	15.35%	12.51%
Tier 1 capital to risk-weighted assets	14.08%	11.24%
Leverage ratio	10.48%	8.45%

Balance Sheet
Cash and due from banks	$7,266	$6,314
Interest-bearing deposits in banks	23,762	23,210
Securities available for sale, at fair value	89,457	91,665
Restricted securities, at cost	1,973	2,775
Loans held for sale	503	274
Loans, net of allowance for loan losses	370,519	379,503
Premises and equipment, net	18,587	19,598
Interest receivable	1,459	1,620
Other assets	19,153	14,105
Total assets	$532,679	$539,064

Noninterest-bearing demand deposits	$85,118	$81,714
Savings and interest-bearing demand deposits	221,601	198,194
Time deposits	160,198	189,264
Total deposits	$466,917	$469,172
Other borrowings	6,076	19,100
Trust preferred capital notes	9,279	9,279
Other liabilities	5,495	4,417
Total liabilities	$487,767	$501,968

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
 (in thousands, except share and per share data)

	(unaudited)
	12/31/2012	12/31/2011
Balance Sheet (continued)
Preferred stock	$14,409	$14,263
Common stock	6,127	3,695
Surplus	6,813	1,644
Retained earnings	18,422	16,503
Accumulated other comprehensive income (loss), net	(859)	991
Total shareholders’ equity	$44,912	$37,096

Total liabilities and shareholders’ equity	$532,679	$539,064

Loan Data
Mortgage loans on real estate:
Construction and land development	$43,524	$48,363
Secured by farm land	5,795	6,161
Secured by 1-4 family residential	134,964	122,339
Other real estate loans	168,425	174,980
Loans to farmers (except those secured by real estate)	2,238	2,224
Commercial and industrial loans (except those secured by real estate)	20,833	27,222
Consumer installment loans	6,991	9,760
Deposit overdrafts	153	325
All other loans	671	1,066
Total loans	$383,594	$392,440
Allowance for loan losses	13,075	12,937
Loans, net	$370,519	$379,503

(1) The efficiency ratio is computed by dividing noninterest expense excluding the provision for other real estate owned and gains and losses on other real estate owned by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains and losses on sales of securities and premises and equipment.  Tax equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit for 2012 and 2011 was 34%.  Net interest income on a tax equivalent basis was $4,713 and $5,198 for the three months ended December 31, 2012 and 2011, respectively, and $19,463 and $20,496 for the year ended December 31, 2012 and 2011.  Noninterest income excluding gains and losses on sales of securities and premises and equipment was $1,589 and $1,483 for the three months ended December 31, 2012 and 2011, respectively, and $5,887 and $5,740 for the year ended December 31, 2012 and 2011, respectively. The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not in accordance with generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.